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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                Commission File Number 333-82327
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[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

         For Period Ended:  December 31, 2000
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[ ]      Transition Report on Form 10-K
[ ]      Transition Report on Form 20-F
[ ]      Transition Report on Form 11-K
[ ]      Transition Report on Form 10-Q
[ ]      Transition Report on Form N-SAR

         For the Transition Period Ended:
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

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                         PART I - REGISTRANT INFORMATION

                               Wareforce.com, Inc.
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Full Name of Registrant


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Former Name if Applicable

                        2361 Rosecrans Avenue, Suite 155
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Address of Principal Executive Office (Street and Number)

                              El Segundo, CA 90245
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City, State and Zip Code




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                        PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [ ]     (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  [X]     (b)    The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
  [ ]     (c)    The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.


                               PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(ATTACH EXTRA SHEETS IF NEEDED)

The Registrant is currently engaged in negotiations concerning extending its line of credit with its primary lender. The outcome of these negotiations is critical to the Registrant's future. The pending nature of these arrangements has resulted in delays in the preparation of the Form 10-KSB.


                           PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Don Hughes                 310                       725-5555
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              (Name)               (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                     [X] Yes          [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     [ ] Yes          [X] No

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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Wareforce.com, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 2, 2001                         By:  /s/ Don Hughes
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                                             Don Hughes, Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION


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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 10001)
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